Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources, Inc. Reports Third Quarter 2017 Results

HOUSTON - November 9, 2017 - (PR NEWSWIRE) - Vanguard Natural Resources, Inc. (OTCQX: VNRR) (“Vanguard,” “VNRR,” or “the Company”) today reported financial and operational results for the quarter ended September 30, 2017.

Key Highlights

•	Completed successful financial restructuring on August 1, 2017.

•	Eliminated approximately $820 million in debt.

•	Enhanced liquidity position of $137 million at September 30, 2017.

•	Mitigated commodity price volatility through 2020.

•	Implemented fresh-start accounting and transitioned from an upstream E&P Master Limited Partnership (“MLP’) to a C-corp structure.

•
Engaged Jefferies LLC (“Jefferies”) to advise on strategic alternatives. Areas of focus include reducing financial leverage, expanding access to capital, focusing the asset base and funding growth opportunities.

•	Launched divestment programs for non-core assets in the Williston basin, the Wind River basin and the Alabama and Mississippi areas.

•	Improved lease operating expense and net income performance compared to one year ago.

•	Positioned to capitalize on high-return, undeveloped investments, with the substantial cash flow from the Company’s shallow-decline proved developed reserves.

•	Began trading on the OTCQX under the ticker symbol “VNRR.”

•	Supplemental emergence presentation will be posted to the Company’s website.

Mr. Scott W. Smith, President and CEO, commented, “With the successful conclusion of the restructuring on August 1, 2017, Vanguard is poised to move forward and accelerate the development of our multi-year, high-return, low-cost inventory. The Company has exciting investment opportunities, particularly in the Pinedale, Arkoma Woodford and Piceance areas. We also have a strong set of shallow-decline, proved developed reserves which generate the cash flow required to fund our organic growth. This bright future is possible because of the dedicated efforts of the Vanguard team, who worked tirelessly throughout the restructuring process.”

Mr. Scott Sloan, EVP and CFO, added “Following the restructuring, Vanguard is much better positioned financially. Debt and interest expense levels are materially down, and activity and capital spend are anticipated to ramp up into next year as the Company begins to develop its high-quality investment options. Additionally, the Company implemented fresh-start accounting during this past quarter making certain items not comparable to prior periods.”

Selected Financial Information

A summary of selected financial information follows:

	Three Months Ended
	September 30,
	2017 (1)	2016
	($ in thousands) (Unaudited)
Production (Mcfe/d)	371,824	423,787
Oil, natural gas and natural gas liquids sales	$100,824	$105,186
Net gains (losses) on commodity derivative contracts	$(44,371)	$21,099
Operating expenses (2)	$45,954	$51,209
Selling, general and administrative expenses	$15,932	$11,454
Net income (loss) Attributable to Vanguard Common Stockholders/ Unitholders	$925,792	$(252,085)
Adjusted Net Income (Loss) Attributable to Vanguard Common Stockholders/Unitholders (1)	$(19,712)	$33,672
Adjusted EBITDA attributable to Vanguard Common Stockholders/ Unitholders (3)	30,680	$100,397
Total Debt (as of September 30, 2017 and 2016, respectively)	$942,912	$1,883,894
Interest expense, including settlements paid on interest rate derivative contracts	$14,618	$25,019
Capital expenditures	$33,366	$13,648
Net cash provided by (used in) operating activities	$(7,833)	$88,027

(1)	All amounts reflect the combined results of the two months ended September 30, 2017 (Successor) and the one month ended July 31, 2017 (Predecessor).

(2)	Includes lease operating expenses and production and other taxes.

(3)
Non-GAAP financial measures. Please see Adjusted Net Income Attributable to Common Stockholders/Unitholders and Adjusted EBITDA attributable to Vanguard Stockholders/Unitholders tables at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure.

Third Quarter 2017 Highlights (a):

•
Reported average production of 371,824 Mcfe per day in the third quarter of 2017 was down 12% compared to 423,787 Mcfe per day produced in the third quarter of 2016 and 2% lower compared to reported average production of 377,822 Mcfe per day for the second quarter of 2017. On a Mcfe basis, crude oil, natural gas, and NGLs accounted for 16%, 70% and 14%, respectively, of our production. Production for the third quarter 2017 was negatively impacted by weather and planned facility downtime.

•	We reported net income attributable to Common Stockholders/Unitholders for the third quarter of 2017 of $925.8 million compared to a net loss of $252.1 million in the third quarter of 2016.

•
Adjusted Net Income (Loss) Available to Common Stockholders/Unitholders (a non-GAAP financial measure defined below) was a loss of $19.7 million in the third quarter of 2017, as compared to Adjusted Net Income of $33.7 million in the third quarter of 2016 and Adjusted Net Income of $12.2 million in the second quarter of 2017. The third quarter of 2017 includes adjustments of net non-cash gains of $945.5 million to arrive at Adjusted Net Income (Loss) Attributable to Common Stockholders/Unitholders. The third quarter 2017 adjustments also include a $42.0 million loss from the change in fair value of commodity derivative contracts and a $988.5 million gain on reorganization items. The third quarter of 2016 results included adjustments of net non-cash losses of $285.7 million primarily attributable to a $252.7 million impairment charge on goodwill.

•
Adjusted EBITDA (a non-GAAP financial measure defined below) decreased 69% to $30.7 million in the third quarter of 2017 from $100.4 million in the third quarter of 2016 and decreased 42% from the $53.3 million generated in the second quarter of 2017.

(a) All amounts reflect the combined results of the two months ended September 30, 2017 (Successor) and the one month ended July 31, 2017 (Predecessor).

Fourth Quarter 2017 Guidance

Fourth quarter 2017 production is expected to be flat to the third quarter and to be in the range of 365-375 MMcfe/d. On a Mcfe basis, the fourth quarter crude oil, natural gas and NGLs are expected to account for approximately 17%, 69% and 14% of production, respectively.

Lease operating expenses are expected to decrease and to be in the range of $35 million to $38 million during the fourth quarter of 2017.

Cash G&A expenses are also expected to decrease and to be in the range of $10 million to $11 million, which includes some elevated, non-reoccurring professional fees. Cash G&A expenses in the third quarter 2017 had several charges related to the restructuring which are not expected to continue into the fourth quarter.

During the fourth quarter of 2017, capital investment levels are expected to increase slightly from the third quarter of 2017 and to be in the range of $32 million to $37 million, as the Company continues to participate as a non-operated partner in the Pinedale field and starts up its operated infill development program in the Piceance.

The above guidance excludes any impact from the divestment program described herein.

Average Prices and Production Volumes

	Three Months Ended September 30,		Percentage Increase / (Decrease)	Three Months Ended June 30,	Percentage Increase / (Decrease)
	2017 (a)(b)	2016 (b)		2017 (b)
Average realized prices, excluding hedges:
Oil (Price/Bbl)	$42.62	$39.94	7%	$42.52	—%
Natural Gas (Price/Mcf)	$1.82	$1.92	(5)%	$2.21	(18)%
NGLs (Price/Bbl)	$22.77	$12.15	87%	$16.19	41%

Average realized prices, including hedges (c):
Oil (Price/Bbl)	$40.41	$60.25	(33)%	$42.52	(5)%
Natural Gas (Price/Mcf)	$1.89	$3.13	(40)%	$2.21	(14)%
NGLs (Price/Bbl)	$20.22	$13.32	52%	$16.19	25%

Average NYMEX prices:
Oil (Price/Bbl)	$48.22	$44.95	7%	$48.31	—%
Natural Gas (Price/Mcf)	$3.00	$2.82	6%	$3.18	(6)%

Total production volumes:
Oil (MBbls)	918	1,051	(13)%	965	(5)%
Natural Gas (MMcf)	23,890	27,381	(13)%	23,362	2%
NGLs (MBbls)	802	883	(9)%	871	(8)%
Combined (MMcfe)	34,208	38,988	(12)%	34,382	(1)%

Average daily production volumes:
Oil (Bbls/day)	9,977	11,428	(13)%	10,608	(5)%
Natural Gas (Mcf/day)	259,672	297,619	(13)%	256,729	2%
NGLs (Bbls/day)	8,715	9,599	(9)%	9,575	(8)%
Combined (Mcfe/day)	371,824	423,787	(12)%	377,822	(1)%

(a)	All amounts reflect the combined results of the two months ended September 30, 2017 (Successor) and the one month ended July 31, 2017 (Predecessor).

(b)
During 2017 and 2016, we divested certain oil and natural gas properties and related assets. As such, there are no operating results from these properties included in our operating results from the closing date of the divestitures forward.

(c)
Excludes the premiums paid, whether at inception or deferred, for derivative contracts that settled during the period and the fair value of derivative contracts acquired as part of prior period business combinations that apply to contracts settled during the period.

Engagement of Jefferies LLC

The Company has retained Jefferies LLC as a strategic advisor. Jefferies will work closely with the Company and the Board to design and help implement the Company’s go-forward strategy and pursue certain targeted objectives to maximize stockholder value, including to:

•	Reduce financial leverage, expand access to capital, and maximize flexibility to execute on high rate of return growth opportunities;

•	Simplify and refocus the existing asset base;

•	Assess and pursue attractive organic development opportunities within the portfolio; and

•	Evaluate certain other potential strategic alternatives.

In conjunction with the assignment, Jefferies will advise on potential strategic transactions, including possible sales or dispositions of assets, joint ventures, strategic partnerships or other similar transactions.

There is no assurance that the review by the Board will result in any particular transactions, and no decisions have been made on the timing or terms of any such transactions. The Company does not expect to provide updates with respect to this review unless or until it determines that further disclosure is appropriate.

Supplemental Emergence Presentation

A supplemental presentation will be posted to the Company's website, which includes an overview of the emerging company, an update on the capital structure and operational highlights of Vanguard's asset areas.

Capital Expenditures

Total capital expenditures for the drilling, capital workover and recompletion of oil and natural gas properties were approximately $33.4 million in the third quarter of 2017 compared to $13.6 million for the comparable quarter of 2016 and $23.7 million for the second quarter of 2017. Total capital expenditures were approximately $70.7 million for the first nine months of 2017 compared to $49.1 million in the comparable period of 2016.

We currently anticipate a capital expenditures budget of approximately $103 million to $108 million in 2017. We expect to spend approximately $32 million to $37 million during the final quarter of 2017. We have focused our 2017 capital in three areas: the Green River Pinedale, the Gulf Coast East Haynesville field and the Mamm Creek field in the Piceance Basin. In the Green River Basin we will participate as a non-operated partner in the drilling and completion of vertical and horizontal natural gas wells in the Pinedale Field. In the Gulf Coast Basin East Haynesville Field, we have drilled six vertical wells. Of the six wells drilled, four have been completed in the Haynesville sand, one is testing the Smackover and one is a dry hole.  Also, in the Mamm Creek Field we are expecting to begin our infill development drilling program at the end of the fourth quarter. Our capital expenditures budget for 2017 is dependent upon future commodity prices and is subject to change.

Asset Divestiture Update

The Company has launched processes to divest its Williston and Wind River assets. The Williston properties consist of operated and non-operated working interests, overriding royalty interests, leasehold and associated development rights in Montana and North Dakota. Current production is approximately 1,200 barrels of oil equivalent per day (90% oil). The Wind River properties consist of producing properties (98% operated) and leasehold rights in the Fremont and Natrona Counties, Wyoming. Current production is approximately 8,000 Mcf equivalent per day (85% gas). Additionally, the Company will be creating a third divestiture package that is made up of its Mississippi and Alabama assets.

Hedging Activities

The Company has implemented a hedging program for its crude oil and natural gas production through 2020 and NGL production through 2018. The Company believes its hedging program will provide substantial near-term cash flow visibility regardless of the volatility in commodity prices as management and the Board explore options for maximizing stockholder value.

The following table reflects the hedged volumes under the Company’s commodity derivative contracts and the weighted average prices for each year. Additionally, the Company has included the percent hedged of anticipated production from proved developed producing (“PDP”) reserves.

	October 1, - December 31, 2017	Year 2018	Year 2019	Year 2020
Gas Production Hedged:
% Anticipated PDP Production Hedged	85%	89%	81%	83%
Weighted Average Price ($/MMBtu)	$3.11	$3.00	$2.78	$2.73
Oil Production Hedged:
% Anticipated PDP Production Hedged	94%	94%	82%	75%
Weighted Average Price ($/Bbl)	$45.20	$46.47	$47.39	$47.81
NGLs Production Hedged:
% Anticipated PDP Production Hedged	49%	47%	—%	—%
Weighted Average Price ($/Gallon)	$0.63	$0.60	$—	$—

For a summary of our current commodity derivative contracts, please refer to our Supplemental Emergence Presentation on the Investor Relations section of Vanguard’s corporate website, http://www.vnrenrgy.com.

Liquidity Update

At emergence on August 1, 2017, Vanguard entered into an amended and restated $850 million reserve-based revolving credit facility and a term loan facility of $125.0 million. The initial borrowing base under the revolving credit facility is $850.0 million, with the first scheduled redetermination of the revolving credit facility borrowing base in August 2018. Current borrowings under the reserve-based credit facility are $730.0 million and with cash on hand of approximately $17.0 million, Vanguard’s total liquidity is $137.0 million as of September 30, 2017.

Public Common Stock Listing Update

Vanguard announced on September 29, 2017 that its common stock was approved for trading on the OTCQX under the symbol VNRR. Investors can find real-time quotes and market information for the Company on www.otcmarkets.com.

Accounting Policy Changes

Upon emergence from the Chapter 11 proceedings on August 1, 2017, Vanguard applied fresh start accounting as required by GAAP. As a result of the application of fresh start accounting, Vanguard's Selected Operating Data presentations are separated into two distinct periods, the period before August 1, 2017 (labeled “Predecessor”) and the period after that date (labeled “Successor”), to indicate the application of different bases of accounting between the periods presented. Despite this separate presentation, there was continuity of Vanguard’s operations.

At the same time as implementing fresh start accounting, Vanguard elected to transition from the full cost method of accounting to the successful efforts method of accounting for its natural gas and oil properties and was an early adopter of the new revenue recognition standard (ASC 606).

Finally, prior to emergence from Chapter 11 proceedings, Vanguard was structured as a MLP. Following emergence, Vanguard is structured as a C-Corporation.

Quarterly Report on Form 10-Q

Vanguard's financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which Vanguard expects to file with the Securities and Exchange Commission on or about November 9, 2017.

About Vanguard Natural Resources, Inc.

Vanguard Natural Resources, Inc. is an exploration and production company focused on the acquisition, production and development of oil and natural gas properties. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Permian Basin in West Texas and New Mexico, the Gulf Coast Basin in Texas, Louisiana, Mississippi and Alabama, the Anadarko Basin in Oklahoma and North Texas, the Piceance Basin in Colorado, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrenergy.com.

Forward-Looking Statements

Statements made by representatives of the Company within this press release that are not historical facts are forward looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “on track,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward looking statements. These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward looking statements. These include risks relating to financial performance and results, the ability to improve Vanguard’s results and profitability following its emergence from bankruptcy; our indebtedness under our revolving credit facility, term loan and second lien notes; availability of sufficient cash flow to make payments on our debt obligations and to execute our business plan; our prices and demand for oil, natural gas and natural gas liquids; our ability to replace reserves and efficiently develop our reserves; and our ability to make acquisitions on economically acceptable terms. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward looking statements. Please read “Risk Factors” in our most recent annual report on Form 10-K and Item 1A. of Part II “Risk Factors” in our subsequent quarterly reports on Form 10-Q and any other public filings and press releases. Vanguard undertakes no obligation to publicly update any forward looking statements, whether as a result of new information or future events.

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) attributable to Vanguard stockholders/unitholders in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard stockholders/unitholders plus:

•	Net income (loss) attributable to non-controlling interest.

The result is net income (loss) which includes the non-controlling interest. From this we add or subtract the following:

•	Net interest expense;

•	Depreciation, depletion, amortization, and accretion;

•	Impairment of oil and natural gas properties;

•	Impairment of goodwill;

•	Change in fair value of commodity derivative contracts;

•	Premiums paid, whether at inception or deferred, for derivative contracts that settled during the period;

•	Fair value of derivative contracts acquired that apply to contracts settled during the period;

•	Fair value of restructured derivative contracts;

•	Net gains or losses on interest rate derivative contracts;

•	Gain on extinguishment of debt;

•	Net gains or losses on acquisitions of oil and natural gas properties;

•	Taxes;

•	Compensation related items, which include unit-based compensation expense, unrealized fair value of phantom units granted to officers and cash settlement of phantom units granted to officers;

•	Reorganization items;

•	Transaction costs incurred on reorganization, acquisitions, mergers and divestitures; and

•	Non-controlling interest amounts attributable to each of the items above which revert the calculation back to an amount attributable to the Vanguard stockholders/unitholders.

Adjusted EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry.

Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For example, we fund premiums paid for derivative contracts, acquisitions of oil and natural gas properties, including the assumption of derivative contracts related to these acquisitions, and other capital expenditures primarily with proceeds from debt or equity offerings or with borrowings under our reserve-based credit facility. For the purposes of calculating Adjusted EBITDA, we consider the cost of premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investments related to our underlying oil and natural gas properties; therefore, they are not deducted in arriving at our Adjusted EBITDA. Our Consolidated Statements of Cash Flows, prepared in accordance with GAAP, present cash settlements on matured derivatives and the initial cash outflows of premiums paid to enter into derivative contracts as operating activities. When we assume derivative contracts as part of a business combination, we allocate a part of the purchase price and assign them a fair value at the closing date of the acquisition. The fair value of the derivative contracts acquired is recorded as a derivative asset or liability and presented as cash used in investing activities in our Consolidated Statements of Cash Flows. As the volumes associated with these derivative contracts, whether we entered into them or we assumed them, are settled, the fair value is recognized in operating cash flows. Whether these cash settlements on derivatives are received or paid, they are reported as operating cash flows.

As noted above, for purposes of calculating Adjusted EBITDA, we consider both premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investing activities. This is similar to the way the initial acquisition or development costs of our oil and natural gas properties are presented in our Consolidated Statements of Cash Flows; the initial cash outflows are presented as cash used in investing activities, while the cash flows generated from these assets are included in operating cash flows. The consideration of premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investing activities for purposes of determining our Adjusted EBITDA differs from the presentation in our consolidated financial statements prepared in accordance with GAAP which (i) presents premiums paid for derivatives entered into as operating activities and (ii) the fair value of derivative contracts acquired as part of a business combination as investing activities.

Discretionary Cash Flow

Vanguard defines Discretionary Cash Flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Discretionary Cash Flow is an important non-GAAP financial measure for Vanguard's investors since it serves as an indicator of the Company's success in generating cash after capital investment.

Discretionary Cash Flow is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Discretionary Cash Flow excludes some, but not all, items that affect net income (loss) and operating income and these measures may vary among other companies.

VANGUARD NATURAL RESOURCES, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA (a) and Discretionary Cash Flow (a)
(Unaudited)
(in thousands, except per share/unit amounts)

	Successor	Predecessor
	Two Months	One Month	Three Months
	Ended	Ended	Ended
	September 30, 2017	July 31, 2017	September 30, 2016
Net income (loss) attributable to Vanguard stockholders/ unitholders	$(37,297)	$963,089	$(245,395)
Add: Net income attributable to non-controlling interests	61	1	27
Net income (loss)	$(37,236)	$963,090	$(245,368)
Plus:
Interest expense	9,615	5,003	22,976
Depreciation, depletion, amortization, and accretion	27,578	7,328	32,096
Impairment of goodwill	—	—	252,676
Change in fair value of commodity derivative contracts (b)	30,026	12,019	30,135
Premiums paid, whether at inception or deferred, for derivative contracts that settled during the period (b)	—	—	833
Fair value of derivative contracts acquired that apply to contracts settled during the period (b)	—	—	3,561
Net gains on interest rate derivative contracts (c)	—	—	(764)
Net loss on acquisition of oil and natural gas properties	—	—	2,117
Taxes	—	158	(571)
Compensation related items	—	711	2,746
Reorganization items	—	(988,452)	—
Transaction costs incurred on reorganization, acquisitions, mergers and divestitures	903	—	75
Adjusted EBITDA before non-controlling interest	30,886	(143)	100,512
Adjusted EBITDA attributable to non-controlling interest	(24)	(39)	(115)
Adjusted EBITDA attributable to Vanguard stockholders/ unitholders	$30,862	$(182)	$100,397

Reconciliation of Net Income (Loss) to Discretionary Cash Flow
Adjusted EBITDA attributable to Vanguard stockholders/unitholders	$30,862	$(182)	$100,397
Less: Interest Expense, including settlements paid on interest rate derivatives	(9,615)	(5,003)	(25,019)
Less: Capital Expenditures	(24,572)	(8,794)	(13,648)
Less: Distributions to Preferred unitholders, paid and in arrears	—	—	(6,690)
Discretionary Cash Flow	$(3,325)	$(13,979)	$55,040

(a)
Our Adjusted EBITDA and Discretionary Cash Flow should not be considered as an alternative to net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(b)	These items are included in the net gains (losses) on commodity derivative contracts line item in the consolidated statements of operations as follows:

	Successor	Predecessor
	Two Months	One Month	Three Months
	Ended	Ended	Ended
	September 30, 2017	July 31, 2017	September 30, 2016
Net cash settlements received (paid) on matured commodity derivative contracts	$(2,326)	$—	$55,628
Change in fair value of commodity derivative contracts	(30,026)	(12,019)	(30,135)
Premiums paid, whether at inception or deferred, for derivative contracts that settled during the period	—	—	(833)
Fair value of derivative contracts acquired that apply to contracts settled during the period	—	—	(3,561)
Net gain (losses) on commodity derivative contracts	$(32,352)	$(12,019)	$21,099

(c)	Net gains on interest rate derivative contracts as shown on the consolidated statements of operations is comprised of the following:

Predecessor
Three Months
Ended
September 30, 2016
Cash settlements paid on interest rate derivative contracts	$(2,043)
Change in fair value of interest rate derivative contracts	2,807
Net gains on interest rate derivative contracts	$764

Adjusted Net Income (Loss) Attributable to Common Stockholders/Unitholders

We present Adjusted Net Income Available to Common Stockholders/Unitholders in addition to our reported net income (loss) attributable to Common Stockholders/Unitholders in accordance with GAAP. Adjusted Net Income Available to Common Stockholders/Unitholders is a non-GAAP financial measure that is defined as net income available to Common Stockholders/Unitholders plus the following adjustments:

•	Change in fair value of commodity derivative contracts;

•	Change in fair value of interest rate derivative contracts;

•
Fair value of derivative contracts acquired as part of prior period business combinations that apply to contracts settled during the period. Also excludes the fair value of derivative contracts acquired and settled during the period;

•	Net gains or losses on acquisitions of oil and natural gas properties;

•	Impairment of oil and natural gas properties;

•	Impairment of goodwill;

•	Gain on extinguishment of debt; and

•	Transaction costs incurred on acquisitions, mergers and divestitures.

We present Adjusted Net Income Available to Common Stockholders/Unitholders because management believes exclusion of the impact of these items will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the significant fluctuations that commodity price volatility has on our results, particularly as it relates to changes in the fair value of our derivative contracts.

In particular, we make the adjustment for the change in fair value of commodity derivative contracts to allow investors to make a comparison of our quarterly results without the non-cash impact of commodity price fluctuations from period to period resulting from changes in the mark-to-market value of our portfolio of commodity derivative contracts. Rather than highlighting the significant fluctuations that commodity price volatility has on Net Income, we are aiming to give investors a meaningful picture of our performance (especially versus prior periods) that shows how the company performed without the impact of the value of our portfolio of commodity derivative contracts. The fluctuations in the value of our portfolio of commodity derivatives contracts is related to futures pricing which is not a good indicator of historical performance of the business during the periods presented. Furthermore, any increases or decreases in the value of our portfolio of commodity derivatives contracts will result in non-cash charges or non-cash income. The inherent value (or cost) of such contracts is the amount of cash which our counterparties pay to us, or, with respect to costs, the amount which we paid to acquire the contracts and the amount that we are required to pay to our counterparties upon settlement. We believe this non-GAAP measure allows our investors to measure our actual performance without the impact of certain non-cash items that do not actually reflect the performance of the Company for the periods presented.

We also make the adjustment for the change in fair value of interest rate derivative contracts to give investors a period to period comparison without showing the impact of non-cash gains or losses related to the mark-to-market valuation of these derivatives contracts.

Adjusted Net Income (Loss) Attributable to Common Stockholders/Unitholders is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, INC.
Reconciliation of Net Income (Loss) Attributable to Common Stockholders/Unitholders to
Adjusted Net Income (Loss) Attributable to Common Stockholders/Unitholders
(in thousands, except per share/unit data)
(Unaudited)

	Successor	Predecessor
	Two Months	One Month	Three Months
	Ended	Ended	Ended
	September 30, 2017	July 31, 2017	September 30, 2016
Net Income (Loss) Attributable to Vanguard Common Stockholders/Unitholders	$(37,297)	$963,089	$(252,085)
Plus (less):
Change in fair value of commodity derivative contracts(a)(b)	30,026	12,019	30,135
Change in fair value of interest rate derivative contracts(c)(d)	—	—	(2,807)
Fair value of derivative contracts acquired that apply to contracts settled during the period	—	—	3,561
Net loss on acquisition of oil and natural gas properties	—	—	2,117
Impairment of goodwill	—	—	252,676
Reorganization items	—	(988,452)	—
Transaction costs incurred on reorganization, acquisitions, mergers and divestitures	903	—	75
Adjusted Net Income (Loss) Attributable to Vanguard Common and Class B Stockholders/Unitholders	$(6,368)	$(13,344)	$33,672

Net Income (Loss) Attributable to Vanguard Common Stockholders/Unitholders, per share/unit	$(1.86)	$7.33	$(1.92)
Plus (less):
Change in fair value of commodity derivative contracts	1.50	0.09	0.23
Change in fair value of interest rate derivative contracts	—	—	(0.02)
Fair value of derivative contracts acquired that apply to contracts settled during the period	—	—	0.03
Net loss on acquisition of oil and natural gas properties	—	—	0.02
Impairment of goodwill	—	—	1.92
Reorganization items	—	(7.52)	—
Transaction costs incurred on acquisitions, mergers and divestitures	0.05	—	—
Adjusted Net Income (Loss) Attributable to Vanguard Common and Class B Stockholders/Unitholders, per share/unit	$(0.31)	$(0.10)	$0.26

Weighted average common shares/common and Class B units outstanding	20,056	131,398	131,460

(a)
Change in fair value of commodity derivative contracts reflects the increase or decrease in the mark-to-market value of the commodity derivative contracts. Any increase in value is reduced from Net Income (Loss) Attributable to Common Stockholders/Unitholders, while any decrease is added back into Net Income (Loss) Attributable to Common Stockholders/Unitholders.

(b)
Does not include adjustments for premiums paid on derivatives during the period presented, the fair value of acquired derivatives that settled during the period presented or the fair value of restructured derivatives contracts.

(c)
Change in fair value of interest rate derivative contracts reflects the increase or decrease in the mark-to-market value of the interest rate derivative contracts. Any increase in the fair value of interest rate derivative contracts is reduced from Net Income (Loss) Attributable to Common Stockholders/Unitholders, while any decrease in the fair value of interest rate derivative contracts is added back into Net Income (Loss) Attributable to Common Stockholders/Unitholders.

(d)	Does not include cash settlements paid on interest rate derivatives.

SOURCE: Vanguard Natural Resources, Inc.
CONTACT: Vanguard Natural Resources, Inc.
Investor Relations
Lisa Godfrey, 832-399-3820
ir@vnrenergy.com